EXHIBIT 99.1

bcgi Elects Wireless Telecommunications Veteran Miguel Horta e Costa

to Board of Directors

Bedford, Mass.; Sept. 20, 2006 - bcgi (NASDAQ: BCGI), a leading provider of products and solutions that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs, today announced that wireless telecommunications veteran Miguel Horta e Costa was elected to a three-year term, effective Sept. 18, 2006, when the Board of Directors voted to increase the number of board members from eight to nine.

Mr. Horta e Costa served as president and CEO of Portugal Telecom from 2002 to 2006 and was vice chairman of the group from 1995 to 2002. He was also a member of the Telefonica Board of Directors from 1998 to 2006.

“Miguel Horta e Costa’s experience in the international telecommunications market makes him an invaluable addition to the bcgi Board of Directors,” said Paul Tobin, board chairman. “His business acumen and strategic counsel will contribute greatly to achieving bcgi’s goals and help us to continue our tradition of innovation. We are pleased to welcome his guidance and leadership.”

Mr. Horta e Costa has held a number of leadership positions in telecommunications spanning his almost 30 years in the industry, as well as leadership positions in the Portuguese government, as Secretary of State for Foreign Trade and as Assistant of the Secretary of State for Finance. He holds a degree in economy from the Technical University of Lisbon and a post-graduate degree from the AESE (University of Navarra), as well as a specialization in Communications Management by the BPO in the United Kingdom.

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About bcgi

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

Contact:

bcgi

Stephanie Pachucki

781-904-5026

spachucki@bcgi.net